Exhibit 11.


                              TERA COMPUTER COMPANY
                        COMPUTATION OF PER SHARE EARNINGS
                                   (unaudited)



                                     THREE MONTHS ENDED                        NINE MONTHS ENDED
                                       SEPTEMBER 30,                              SEPTEMBER 30,
                                 1997                 1998                 1997                 1998
                             ------------         ------------         ------------         ------------
WEIGHTED AVERAGE
   SHARES OUTSTANDING          10,331,862           12,258,238            8,064,929           11,785,680

NET LOSS                     $ (4,774,801)        $ (4,759,910)        $(11,156,167)        $(14,344,763)

NET LOSS PER SHARE           $      (0.46)        $      (0.39)        $      (1.38)        $      (1.22)